As filed with the Securities and Exchange Commission on January 22, 1999 Securities Act Registration No. 33-72052
_____________________________________________________________________________

                            Securities Exchange Act Registration No. 0-18590

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

            POST-EFFECTIVE AMENDMENT NO. 4 TO FORM SB-2 ON FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         GOOD TIMES RESTAURANTS INC.
             (Exact name of registrant as specified in its charter)

                                   Nevada
        (State or other jurisdiction of incorporation or organization)

                                 84-1133368
                      (I.R.S. Employer Identification No.)
                            601 Corporate Circle
                            Golden, Colorado 80401
                               (303) 384-1400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Boyd E. Hoback, President
                          Good Times Restaurants Inc.
                            601 Corporate Circle
                            Golden, Colorado 80401
                                (303) 384-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                           Andrew L. Pidcock, Esq.
                   Ballard Spahr Andrews & Ingersoll, LLP
                      1225 17th Street, Suite 2300
                           Denver, Colorado 80202
                                (303) 299-7313
                                (303) 296-3956 (FAX)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.[   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.[   ]


                     Calculation of Registration Fee
=============================================================================

                                        Proposed      Proposed
      Title of                          maximum       maximum
      each class of                     offering      aggregate    Amount of
     securities to be  Amount to be      price        offering   registration
      registered        registered      per unit       price         fee

Common Stock,
$.001 par value         322,000(1)     $3.875(2)     $1,247,750     $347(3)

=============================================================================

(1) The number of shares of Common Stock, which reflects a one share-for-five shares reverse split of the Registrant's shares of Common Stock in February 1998, underlying the Registrant's previously registered and now publicly traded Series B Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issued pursuant to anti-dilution provisions applicable to the warrants.

(2) Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(c). Represents the average of the closing bid and ask prices of the Common Stock as quoted on the Nasdaq Small Cap Market for January 20, 1999.

(3)   $1,666 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                PROSPECTUS

                   Subject to Completion, January 22, 1999


                      GOOD TIMES RESTAURANTS INC.

                      322,000 Shares of Common Stock
           Underlying Series B Redeemable Common Stock Purchase Warrants


     This Prospectus is for the offer and sale of 322,000 shares of the Company's Common Stock underlying the Company's publicly traded Series B Redeemable Common Stock Purchase Warrants. A registered holder of a Series B Warrant is currently entitled to purchase one share of Common Stock at an exercise price of $10.00 until February 10, 1999. The Company has determined to amend the terms of the Series B Warrants to extend the term to ____________ and to reduce the exercise price to $________ per share of Common Stock. The number of shares of Common Stock underlying the Series B Warrants indicated in this Prospectus reflects a 1share-for-5 shares reverse split of the Company's Common Stock in February 1998.

     The Common Stock is listed for trading on the Nasdaq SmallCap Market under the symbol "GTIM." The Series B Warrants are listed for trading on the Nasdaq SmallCap Market under the symbol "GTIMZ."

     The Company will receive all of the proceeds from the exercise of the Series B Warrants and the corresponding issuance of the underlying shares of Common Stock. The Company will bear all expenses (other than fees and expenses of counsel and other advisers to the holders of the Series B Warrants) in connection with the registration and issuance of the underlying shares of Common Stock.

     Consider carefully the risk factors beginning on page five in this Prospectus.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


            The date of this Prospectus is January ____, 1999


                         TABLE OF CONTENTS


                                                                  Page

SUMMARY                                                             3
RISK FACTORS                                                        5
MATERIAL CHANGES                                                    7
USE OF PROCEEDS                                                     7
DESCRIPTION OF COMMON STOCK                                         8
LEGAL MATTERS                                                       8
EXPERTS                                                             8
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                   8
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES      9


                                SUMMARY

     This Summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision.

The Company

Good Times Restaurants Inc.
601 Corporate Circle
Golden, Colorado 80401
(303) 384-1400

     The Company was organized under Nevada law in 1987 and is the holding company for a wholly-owned subsidiary that is engaged in the business of developing, owning, operating and franchising restaurants under the name "Good Times Drive Thru Burgers." Good Times Drive Thru Burgers restaurants are owned, operated and franchised by the Company's subsidiary, Good Times Drive Thru Inc. The restaurants feature fast service and a limited, high quality menu for drive-through and walk-up customers. Due to the simplicity of the menu, the relatively low capital investment, and the efficient design of the Good Times buildings and equipment, the Company can sell its products at comparable or lower prices than the major fast food hamburger chains except during short term discount promotions by the competition. Most of the Company's 29 restaurants are located in the Denver, Colorado metropolitan area.

     The existing double drive-through Good Times restaurants are less than one-third the size of the typical restaurants of the four largest hamburger chains and require approximately one-half the land area based upon management's experience in the restaurant industry and research reports. The current standard Good Times restaurant building is a double drive-through and walk-up style structure containing approximately 880 square feet built on 18,000 to 30,000 square-foot lots. Most existing Good Times restaurants utilize a double drive-through concept that allows simultaneous service from opposite sides of the restaurant and one or two walk-up windows with a patio for outdoor eating.

     The hamburger fast food market remains intensely competitive with the major competitors aggressively discounting menu prices. Over the last two fiscal years, the Company has changed its strategy from a price point focus to one based on superior taste, product quality and speed of service. The Company believes that it has an advantage in providing a superior level of service, quality and overall value based upon consumer research studies, but has been limited in its ability to effectively advertise and build awareness of its brand until "critical mass" in restaurant sales are achieved in the Colorado market for consistent television and radio advertising. The Company believes that it is beginning to reach critical mass.

     The Company's objectives for 1999 are to concentrate its efforts and capital on the growth of its restaurant chain in Colorado through additional company-owned, joint-venture and franchised restaurants. Management expects that the Company and its franchisees will develop a total of 4 to 7 restaurants in the Denver metropolitan area in 1999.

The Offering

     This Prospectus is for the offer and sale of 322,000 shares of the Company's Common Stock underlying the Company's publicly traded Series B Redeemable Common Stock Purchase Warrants. A registered holder of a Series B Warrant is currently entitled to purchase one share of Common Stock at an exercise price of $10.00 until February 10, 1999. The Company has determined to amend the terms of the Series B Warrants to extend the term to ____________ and to reduce the exercise price to $________ per share of Common Stock. The number of shares of Common Stock underlying the Series B Warrants indicated in this Prospectus reflects a 1 share-for-5 shares reverse split of the Company's Common Stock in February 1998.

     The Common Stock is listed for trading on the Nasdaq SmallCap Market under the symbol "GTIM." The Series B Warrants are listed for trading on the Nasdaq SmallCap Market under the symbol "GTIMZ."

     The Company will receive all of the proceeds from the exercise of the Series B Warrants and the corresponding issuance of the underlying shares of Common Stock. The Company intends to use the net proceeds received from the exercise of the Warrants to satisfy the Company's cash requirements and for other general business purposes. The Company will bear all expenses (other than fees and expenses of counsel and other advisers to the holders of the Series B Warrants) in connection with the registration and issuance of the underlying shares of Common Stock.


                                RISK FACTORS

     You should consider carefully the following risk factors before making an investment decision on the securities covered by this Prospectus:


     This Prospectus contains or incorporates by reference forward-looking statements within the meaning of the Securities Act of 1933. Also, documents subsequently filed by the Company with the SEC and incorporated in this Prospectus by reference may contain forward-looking statements. You are cautioned that any forward-looking statements made by the Company in this Prospectus are not guarantees of future performance and that actual results could differ materially from those in the forward-looking statements as a result of various factors, including but not limited to the following:

        - The Company competes with numerous well established competitors who have substantially greater financial resources and longer operating histories than the Company. Competitors have increasingly offered selected food items and combination meals, including hamburgers, at discounted prices, and continued discounting by competitors may adversely affect revenues and profitability of Company restaurants.

        - The Company may be negatively impacted if the Company is unable to sustain same store sales increases that were experienced during the last two quarters of the fiscal year ended September 30, 1998. Sales increases will be dependent, among other things, on the success of Company advertising and promotion of new and existing menu items. We cannot assure you that the Company's advertising and promotional efforts will in fact be successful.

     The Company may also be negatively impacted by other factors common to the restaurant industry, such as:

        -   changes in consumer tastes away from red meat and fried foods;

        - increases in the cost of food, paper, labor, health care, workers' compensation or energy;

        -   an inadequate number of hourly paid employees; and/or

        -   decreases in the availability of affordable capital resources.

You are cautioned that the risk factors listed above and those discussed below are not exhaustive, particularly with respect to documents subsequently filed by the Company with the SEC and incorporated in this Prospectus by reference.

Risks Relating to the Company

     The Company Has Not Earned a Profit During Any Fiscal Year. As of September 30, 1998, the Company had a working capital deficit of ($114,000) and a net worth of $2,682,000. Losses from inception to that date aggregated $9,171,000. The Company's wholly owned subsidiary, Good Times Drive Thru Inc. ("Drive Thru") which owns and operates the restaurants, has incurred losses every year since inception. Management believes the losses at Drive Thru are due to high general and administrative expenses, expenses associated with training and regional management and other costs associated with preparing Good Times for significant growth. As additional Good Times units are developed, we expect that the increase in operating income generated by those units will improve Good Times' financial results. However, we cannot assure you that the Company will achieve profitability on a consistent basis.

     Limited Site Selection. Location of restaurants for Good Times in high-traffic and readily accessible areas is an important factor to its success. Drive-through restaurants require sites with specific characteristics which limit the number of sites available in a market. Suitable locations are in great demand and may be difficult to obtain at a reasonable cost. In addition, we cannot assure you that sites selected by management will be successful.

     Substantial Competition. Good Times competes with many recognized national and regional fast-food hamburger restaurant chains that have a well-established customer base as well as small, regional and local hamburger and other fast-food restaurants, many of which feature drive-through service.
Most of Good Times' competitors have financial resources, advertising budgets, marketing programs and name recognition exceeding that of Good Times. Moreover, since only a relatively small capital investment is required to establish a Good Times' restaurant, other firms may compete with Good Times for consumer sales and available locations by establishing restaurants similar to those of Good Times. Good Times ability to compete in times of inflation may be hindered as it may not have the same ability to absorb increased costs as would better-capitalized competing hamburger chains. We cannot assure you that we will be able to successfully compete on a profitable basis.

     Restaurant companies that currently compete with Good Times in the Denver market include McDonald's, Burger King, Wendy's and Carl's Jr.

     Need for Additional Financing in Order to Fully Implement Business Plan. In order to fully develop the Denver and Colorado Springs markets and to expand into markets outside of Colorado with Good Times restaurants, Drive Thru will require additional financing. We cannot assure you that any required financing will be available at all or on reasonable terms.

     Dependence on Management. The current operations and future success of the Company are dependent largely on the efforts and abilities of its management and, in particular, Boyd E. Hoback. While the Company has entered into an employment agreement with Mr. Hoback, the Company does not maintain key-man insurance on Mr. Hoback's life. The loss or unavailability to the Company of Mr. Hoback could have a material adverse effect upon its business.

     Lack of Federal Trademark Protection. Drive Thru has registered its mark "Good Times! Drive Thru Burgers"SM in the State of Colorado and will endeavor to register such mark in each state it or a franchisee intends to open a restaurant. However, we cannot assure you that Good Times will be able to register the mark in each such state. Good Times relies solely upon common law trademark protection and state registration. Such reliance will not protect Good Times against a prior user of the mark. If prior use is established, Good Times may not be able to use the mark in the area of such use. Drive Thru has applied for federal trademark registration. We cannot assure you that any such registration will be granted, or if it is granted, that Good Times' right to the name will be protected in all desirable jurisdictions.

     Dependence on Franchises. As of the date of this Prospectus, 13 franchises have been sold but we cannot assure you that Drive Thru will be able to sell additional franchises or that its existing franchisees will fulfill their obligations under their franchise agreements. The development of the Denver and Colorado Springs markets by Good Times would be adversely impacted by its inability to sell franchises or the existing franchisees' inability to fulfill their obligations to Drive Thru.

     Dependence Upon Availability of and Low Cost for Supplies and Labor. Profitable operation of restaurants is partially dependent upon the availability of adequate food supplies at reasonable prices and an adequate labor supply. The cost and availability of food supplies is subject to seasonal and local factors beyond management's control. Labor is typically paid on an hourly basis in amounts at or moderately above the minimum wage. Future increases in the minimum wage could have a material adverse effect upon the Company.

     Risks of Ground Lease Financing. Ground leases are often an attractive method of financing the acquisition of real estate for the development of restaurants. However, such arrangements offer risks which may not otherwise be present. Drive Thru may lease the land and, at its cost, may construct the improvements thereon. Any default by Drive Thru under the lease may, subject to cure rights, give the lessor the right to terminate the ground lease, thereby depriving Drive Thru not only of any interest in the land, but also of the improvements. Also, rent may increase over the term of the lease based on increases in the applicable price index or otherwise. Finally, the resale value of a lessee's interest in a ground lease may be less than if the land were owned, particularly toward the end of the lease term.

     No Dividends. The Company has never paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company's ability to pay future dividends will necessarily depend on its earnings and financial condition. In addition, since restaurant development is capital intensive, it is the intent of the Company to retain earnings to satisfy capital requirements.

     Effect of Issuance of Preferred Stock. The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock, in one or more series and with the relative rights and preferences as the Board of Directors may determine. No shares of Preferred Stock are currently issued and outstanding. The rights of the holders of Preferred Stock that may be issued from time to time could materially adversely affect the rights of the holders of Common Stock.

Market Risks

     Substantial Market Overhang. The Company has outstanding derivative securities (securities such as options and warrants with a conversion, exercise, exchange or other right or privilege to acquire Common Stock) for the purchase of up to 664,093 shares for an aggregate purchase price of approximately $6,051,925 or an average of $9.11 per share. It is unlikely that the right to acquire shares of Common Stock will be exercised by the holders of the derivative securities unless the then market price of the Common Stock significantly exceeds the acquisition price. However, if the acquisition right is exercised, it is likely that the Common Stock issued upon such exercise will be sold soon thereafter, which may have a depressive effect on the then market price of the Common Stock.

     No Assurance of Public Trading Market. At the present time shares of the Company's Common Stock are listed for trading on the Nasdaq Small Cap Market System ("Nasdaq"). The Nasdaq maintenance rules require among other things that the Common Stock share price remain above $1.00 and that the Company has minimum net tangible assets in excess of $2 million. The Company recently was required to obtain shareholder approval for a reverse stock split in order to maintain its listing on Nasdaq. If, for whatever reason, the Company were delisted from Nasdaq its securities could continue to trade over the counter on the OTC Bulletin Board maintained by the NASD. However, we cannot assure you that such a market would develop or that it would be liquid if it did develop.

                           MATERIAL CHANGES

     There are no material changes in the Company's affairs which have occurred since September 30, 1998.

                           USE OF PROCEEDS

     The Company intends to use the net proceeds received from the exercise of the Series B Warrants to satisfy the Company's cash requirements and for other general business purposes.


                    DESCRIPTION OF COMMON STOCK

     The shares of Common Stock covered by this Prospectus will be fully paid and nonassessable when issued upon exercise of the Series B Warrants in accordance with their terms, as amended. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock (after distribution to any preferred stockholders with superior distribution rights) will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.


                            LEGAL MATTERS

     The law firm of Ballard Spahr Andrews & Ingersoll, LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202, has passed upon the legality of the Shares offered hereby.


                                 EXPERTS

     The audited consolidated financial statements of the Company incorporated by reference into this Prospectus have been audited by Hein + Associates LLP, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows the Company to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Company and its financial condition.

     SEC Filings (File No.  0-18590)                 Period

     Annual Report on Form 10-KSB            Fiscal Year ended September
                                             30,1998

     Registration Statement on Form 8-A      Dated February 9, 1994

     Registration Statement on Form 8-A      Dated May 11, 1990, as amended by
                                             Amendment No. 1 on Form 8 dated
                                             July 27, 1992

     In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. This means that any future annual, quarterly and special SEC reports and proxy materials filed by us until we terminate the offering will automatically update the information in this Prospectus. In all cases, you should rely on the later information over different information included in this Prospectus.

     As a recipient of this Prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at: Good Times Restaurants Inc., 601 Corporate Circle, Golden, Colorado 80401, Attention: Boyd E. Hoback; (303) 384-1400.


     We filed a registration statement relating to the shares of Common Stock underlying the Series B Warrants with the SEC. This Prospectus is part of the registration statement, but the registration statement includes additional information.

     You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a copying fee, by writing to the SEC. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).


        SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Nevada General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Provisions of the Company's Articles of Incorporation and Bylaws obligate the Company to indemnify its directors and officers to the fullest extent permitted under Nevada law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                              PROSPECTUS


                     GOOD TIMES RESTAURANTS INC.

                    322,000 Shares of Common Stock
       Underlying Series B Redeemable Common Stock Purchase Warrants




You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information.

We are not offering the securities in any state where the offer is not permitted.

We do not claim the accuracy of the information contained in this Prospectus as of any date other than the date stated on the front cover of this Prospectus. We do not claim the accuracy of any information incorporated by reference in this Prospectus after the date stated on the front cover of this Prospectus as of any date other than the date that the subsequent information is incorporated by reference.



                                   PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

 Total Registration Fee Under the Securities Act of 1933      $     0(1)
 Printing and Engraving                                             250*
 Accounting Fees and Expenses                                     2,000*
 Legal Fees and Expenses                                          5,000*
 Blue Sky Fees and Expenses (including related legal fees)        3,000*
 Miscellaneous                                                      500*

                Total                                           $10,750

(1) The current registration fee is $347. A registration fee of $1,666 was paid upon the original filing of this Registration Statement.

*Estimated

Item 15.   Indemnification of Directors and Officers.

     Article IX of the Bylaws of the Registrant, in accordance with the Nevada General Corporation Law, provides as follows:

     Section 1. Indemnification Against Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Section 2. Indemnification Against Derivative Claims. The corporation shall further indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided that indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                                II-1


     Section 3. Rights to Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 4. Authorization of Indemnification. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination shall be made: (a) by the stockholders, (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (c) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (d) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     Section 5. Advancement of Expenses. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, by reason of the fact that he was a director or officer of the corporation, shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection 5 do not affect any rights to advancement of expenses to which corporate personnel other than directors and officers may be entitled under any contract or otherwise by law.

     Section 6. Indemnification by Court Order. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation or the Bylaws of the corporation, or any other agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 hereof or for the advancement of the expenses made pursuant to subsection 5 hereof, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Section 7. Insurance. The Board of Directors may, in its discretion, direct that the corporation purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or rising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provision of this Section.

     Section 8. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the corporation by the Board of Directors, in lieu of such indemnification, to settle any such claim, action, suit or proceeding at the expense of the corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

     Article IX of the Articles of Incorporation of the Registrant provides as follows:

     The Corporation shall indemnify all officers, directors and agents of the Corporation to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended. Such indemnification shall include, but not be limited to, indemnification against monetary damages for breach of fiduciary duty.

                                 II-2

     Article XIV of the Articles of Incorporation of the Registrant provides as follows:

     No director or officer of the Corporation shall have any personal liability to the Corporation or its stock holders for damages for breach of fiduciary duty as a director or officer; provided that directors and officers shall not be exonerated from personal liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or
(b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Item 16.   Exhibits

     The following is a list of exhibits furnished as part of this Registration Statement:

    Exhibit No.     Description

       4.1 Form of Series B Redeemable Common Stock Purchase Warrant Certificate for the purchase of shares of Registrant's Common Stock registered herewith. (Previously filed as Exhibit 4.1 to Amendment No. 3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference).

       4.2          Series B Warrant Agreement (Previously filed as Exhibit
                    4.2 to Amendment No. 3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference).

       4.3 First Amended and Restated Series B Warrant Agreement dated effective as of February 10, 1997*

       5.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP*

      23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (Included in Exhibit 5.1)*

      23.2          Consent of Hein + Associates LLP*

      24.1          Power of Attorney (included in Part II of this
                    Registration Statement)*

*  Filed herewith.


Item 17.   Undertakings.

     (a)   The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

               (iii) Include any additional or changed material information on the plan of distribution.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                              II-3

           (2) For determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

           (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                     II-4


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on January 22, 1999.

                          GOOD TIMES RESTAURANTS INC.

                           By:/s/ Boyd E. Hoback
                              _____________________________________
                              Boyd E. Hoback, Director, Chief Executive
                              Officer and President (a principal executive
                              officer and director)


                        GENERAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below, hereby authorizes, constitutes and appoints Boyd E. Hoback his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement for the registration under the Securities Act of 1933, as amended, of securities of Good Times Restaurants Inc. and any and all pre-effective and post-effective amendments to this registration statement, together with any and all exhibits thereto and other documents required to be filed with respect hereto and thereto and to file the same with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as such attorney-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                    Title                        Date

/s/ Geoffrey R. Bailey
_____________________      Chairman of the Board of       January 22, 1999
Geoffrey R. Bailey         Directors, Director

/s/ Boyd E. Hoback
______________________     Director, Chief Executive      January 22, 1999
Boyd E. Hoback             Officer and President (a
                           principal executive
                           officer and director)
/s/ Susan Knutson
______________________     Controller                     January 22, 1999
Susan Knutson

/s/Dan W. James II         Director                       January 22, 1999
______________________
Dan W. James II



______________________     Director                       January 22, 1999
Richard J. Stark

/s/ Thomas P. McCarty      Director                       January 22, 1999
______________________
Thomas P. McCarty

/s/ Alan A Teran           Director                       January 22, 1999
______________________
Alan A. Teran


/s/ David E. Bailey        Director                       January 22, 1999
______________________
David E. Bailey